Exhibit 99(a)(1)(D)

August 24, 2020
FS GLOBAL CREDIT OPPORTUNITIES FUND-T
THIS IS NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER.
IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME, KINDLY DISREGARD THIS NOTICE.
Dear Shareholder:
No action is required of you at this time. We have sent this letter to you only to announce the quarterly repurchase offer (the “Offer”) by FS Global Credit Opportunities Fund-T (the “Company”). The purpose of this Offer is to provide liquidity to holders of the Company’s common shares of beneficial interest (“Shares”), for which there is otherwise no public market, by offering to repurchase some or all of their Shares at a price equal to the net asset value per share (“NAV per Share”) as of September 30, 2020 (the “Purchase Price”). As an example of the Purchase Price, the NAV per Share on July 31, 2020, the most recent date on which Shares were issued pursuant to the Company’s distribution reinvestment plan, was $6.8934 per share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. The Offer period will begin on or before September 1, 2020 and end at 4:00 PM ET on October 1, 2020. Subject to the limitations contained in the Offer to Purchase, which is available at fsinvestments.com/resources/account-access-faqs/manage-shares/fs-global-credit-opportunities-fund/, all properly completed and duly executed letters of transmittal received by the Company will be processed on or about October 8, 2020.
The Offer to Purchase and the related Letter of Transmittal are available at fsinvestments.com/resources/account-access-faqs/manage-shares/fs-global-credit-opportunities-fund or by calling the Company at (877) 628-8575.
IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES PURSUANT TO THE OFFER, PLEASE DISREGARD THIS NOTICE. The Company will contact you again next quarter and each quarter thereafter to notify you if the Company intends to offer to repurchase a portion of its issued and outstanding Shares. If you would like to tender a portion or all your Shares for repurchase at the Purchase Price, please follow the instructions below. Please see the Offer to Purchase for conditions to the Offer, including, but not limited to, the fact that the Company is only offering to repurchase up to the lesser of (i) 1,238,554 Shares (which number represents 5% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2019), and (ii) the greater of (x) the number of Shares that the Company can repurchase with the aggregate proceeds it has received from the sale of Shares under its distribution reinvestment plan during the twelve-month period ending on the expiration of the Offer (less the amount of any such proceeds used to repurchase Shares on each previous repurchase date for tender offers conducted during such period) and (y) the number of Shares that the Company can repurchase with the proceeds it receives from the sale of Shares under its distribution reinvestment plan during the three-month period ending on the expiration of the Offer.
All requests to tender Shares must be received in good order by the Company by 4:00 PM ET on October 1, 2020.
If you have any questions, please call your financial professional or call the Company at 877-628-8575.
Sincerely,
Michael C. Forman
President and Chief Executive Officer
FS Global Credit Opportunities Fund-T

Frequently Asked Questions
When will the Offer expire?
The Offer will expire at 4:00 PM ET on October 1, 2020, unless extended. The anticipated calendar for the year is located at fsinvestments.com under Resources → Account access & FAQs → Redeem Shares → FS Global Credit Opportunities Fund
What needs to be done if I do not wish to tender my Shares at this time?
If you do not wish to tender your Shares at this time, no action is required. Please disregard this notice.
How do I tender my Shares?
1.	Visit fsinvestments.com under Resources → Account access & FAQs → Redeem Shares → FS Global Credit Opportunities Fund
2.	Download a fillable copy of the Tender Authorization Form for FS Global Credit Opportunities Fund-T.
3.	Complete all sections:
a.	Section A – Shareholder Information
Include as much information as possible, including account registration, shareholder/account owner’s name, SSN or TIN, address and custodian information.
b.	Section B – Number of Shares Being Tendered
If not selecting ‘All Shares’, a specific number of Shares must be provided.
c.	Section C – Remittance Information
If left blank, payments will be remitted to the address or custodian of record accordingly.
d.	Section D – Signature(s)
Include the printed name, signature, and date of signature for each person signing the form.
4.	Obtain and complete the LPL AI-10 form from your financial professional.
5.	Mail your completed Tender Authorization Form, along with the LPL AI-10 form to LPL for review and processing at the following address:
LPL Financial
Attn: Alternative Investments
1055 LPL Way
Fort Mill, SC 29715
For any tender requests not-in-good-order, SS&C and/or FS Investments may reach out on a best efforts basis to address the areas of concern.
What price will I receive if I tender my Shares?
The purchase price is the NAV per Share as of September 30, 2020.
Will Shares be repurchased on a pro rata basis and how will it be calculated?
This cannot be determined at this time. The Company is offering to repurchase a limited number of Shares. All valid requests received prior to the expiration date will be considered. If the amount of repurchase requests exceeds the number of Shares the Company intends to repurchase, validly tendered Shares will be repurchased on a pro rata basis.
When will proceeds be sent to investors?
The Company currently expects to send proceeds in mid-October 2020. Proceeds sent to brokerage accounts may take 7 – 10 days to appear in accounts.